Exhibit 10.1

Execution Version

Accelerate Diagnostics, Inc. – Stalking Horse Term Sheet

THIS SUMMARY OF TERMS AND CONDITIONS (THIS “STALKING HORSE TERM SHEET”) SETS FORTH THE PRINCIPAL TERMS OF A PROPOSED SALE TRANSACTION (THE “SALE”) BETWEEN THE PARTIES DESCRIBED HEREIN. THIS STALKING HORSE TERM SHEET SHALL BE BINDING ON THE PARTIES UPON EXECUTION BY THE COMPANY AND THE STALKING HORSE BIDDER. THIS STALKING HORSE TERM SHEET IS ENTITLED TO PROTECTION FROM ANY USE OR DISCLOSURE PURSUANT TO FEDERAL RULE OF EVIDENCE 408 AND ANY OTHER SIMILAR RULE. CAPITALIZED TERMS USED HEREIN BUT NOT OTHERWISE DEFINED SHALL HAVE THE MEANING ASCRIBED TO THEM IN THE DIP TERM SHEET.1

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE SALE. THE TRANSACTIONS CONTEMPLATED BY THIS TERM SHEET ARE SUBJECT TO NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION IN ACCORDANCE WITH AND CONSISTENT WITH THIS STALKING HORSE TERM SHEET, ANY OTHER APPLCIABLE DOCUMENTS, AND APPLICABLE BANKRUPTCY LAW.

Sellers

Accelerate Diagnostics, Inc. (the “Company”) and each of its direct and indirect subsidiaries and affiliates that are debtors in bankruptcy cases (the “Chapter 11 Cases”) commenced by the Sellers under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and including the issuer under (a) that certain Indenture, dated as of August 8, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Super Priority Notes Indenture”, and the notes issued thereunder, the “Super Priority Notes Obligations”), by and among Accelerate Diagnostics, Inc., a Delaware corporation, as issuer, the financial institutions from time to time party thereto (the “Super Priority Noteholders”), U.S. Bank Trust Company, N.A. as Trustee and Notes Collateral Agent (in such capacity, the “Super Priority Notes Trustee”, and together with the Super Priority Noteholders, the “Super Priority Notes Secured Parties”), and (b) the DIP Facility (as defined in the DIP Term Sheet), the loans pursuant thereto, the “DIP Loans”) provided by affiliates of Indaba Capital Management party thereto (the “Initial DIP Lender”) to the Company, as a debtor and debtor-in-possession (collectively, the “Sellers”).

Purchaser	A newly formed entity organized and controlled by Indaba Capital Fund, L.P. as the Initial DIP Lender and Super Priority Noteholder or a controlled affiliate thereof (the “Purchaser”). The APA will provide that such agreement (and the Purchaser’s rights thereunder) shall be freely assignable by the Purchaser to affiliates thereof (who have the right to credit bid).
Purchase Price	The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of: (a) a credit bid pursuant to section 363(k) of the Bankruptcy Code of 100% of the New Money DIP Loans and the DIP Roll-Up Loans, including all principal, fees, penalties and other obligations thereunder, which includes the Stalking Horse Bidder’s Super Priority Notes Obligations as the DIP Roll-Up Loans in an amount equal to $36,879,241.41 in the aggregate (the “Credit Bid Amount”); and (b) assumption of the Assumed Liabilities.

1 For purposes hereof, “Interim Order” and “Final Order” have the meanings ascribed to those terms in the Senior Secured Superpriority Debtor-In-Possession Credit Facility Term Sheet entered into between the Sellers and certain Super Priority Noteholders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “DIP Term Sheet”).

Purchased Assets	The “Purchased Assets” shall include substantially all of the assets of the Sellers, free and clear of all liens, claims, interests and encumbrances (other than certain permitted liens) to the fullest extent permitted by section 363 of the Bankruptcy Code and/or other applicable law, other than the Excluded Assets, as shall be more fully set forth in the APA, including, without limitation, all of Sellers’ right, title and interest to, as of the Closing, each of the following:

	(i)	other than Excluded Cash[2], all cash, cash equivalents, prepayments (including, without limitation, all prepayments made to third party vendors), deferred assets, refunds, credits or overpayments;

	(ii)	all accounts receivable of the Sellers (including, without limitation, credit card receivables, funds in transit, deposits and other receivables from customers and other payments/fees, allowances due from landlords with respect to the Assigned Leases, etc.);

	(iii)	all inventory of the Sellers;

	(iv)	all rights and obligations under or arising out of all insurance policies of the Sellers to the extent such policies relate to the operation of the Sellers’ business or to any Assumed Liabilities (including returns and refunds of any premiums paid, or amounts due back to any Seller, with respect to cancelled insurance policies), and all benefits of any nature of any Seller with respect thereto (including any claims of any Seller arising under such policies and all credits, premium refunds, proceeds, causes of action or rights thereunder) other than any Excluded Insurance Policy, provided, that to the extent any insurance policies of the Sellers cover any Excluded Liabilities of the Sellers, including, without limitation, tort liabilities, operational liabilities, and environmental liabilities, such policies must be made available to satisfy bona fide claims of any third party that are covered by such insurance policies;

	(v)	those unexpired leases specifically designated by Purchaser at least one (1) business day prior to the Designation Deadline (the "Assigned Leases";

	(vi)	those executory contracts specifically designated by the Purchaser at least one (1) business day prior to the Designation Deadline (“Assigned Contracts”);

	(vii)	all deposits (including security deposits, rent, electricity, telephone or otherwise and (to the extent excess funds remain in any escrow account established under a DIP Order for the sole benefit of estate professionals following final application thereof (which funds in such escrow account shall constitute Excluded Cash), retainers held by attorneys, accountants, financial advisors and other professional advisors retained by any Seller or by any creditors' committee in the Chapter 11 Cases), credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items, duties, letters of credit, guarantees, surety bonds, performance bonds, and other financial assurance obligations issued or entered into by or on behalf of any Seller related to the Purchased Assets (including the Assigned Leases and Assigned Contracts);

2 “Excluded Cash” means (i) any borrowings under the DIP Facility, and (ii) a cash amount that is necessary to fund the wind-down of the Debtors’ estates pursuant to the Approved Budget.

(viii)	all rights to any Tax credits or rebates of any Seller or that any Seller may qualify for with respect to the Purchased Assets;

(ix)	all furniture, fixtures, equipment, marketing materials and other personal property used in the operations of the Sellers, including, without limitation, all rights to any software;

(x)	all merchandise and other personal property used in the operations of the Sellers;

(xi)	to the extent transferable pursuant to applicable law, all permits required for Sellers to conduct business or for the ownership, operation, use, maintenance or repair of any of the Purchased Assets;

(xii)	all books and records of the Sellers, other than the Excluded Books and Records, provided that Purchaser will provide the Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of the Sellers with reasonable access to books and records for the purposes of conducting any wind-down activities (which wind-down activities shall include any liquidation, “Wind-Down Activities”) post-closing;

(xiii)	all intellectual property of the Sellers; provided, Purchaser will provide Sellers, and any court-appointed trustee or other fiduciary charged with winding up the affairs of the Sellers a license (without charge) to use any such intellectual property for purposes of conducting specified Wind-Down Activities;

(xiv)	all general intangibles associated with the Sellers’ business;

(xv)	all guarantees, representations, warranties and indemnities given by any third party associated with the operation of the business to the extent related to any Purchased Assets or any Assumed Liabilities;

(xvi)	all tax returns of or with respect to any Purchased Asset and all records (including, without limitation, working papers) related thereto, provided, that the Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of the Sellers shall have reasonable access to any tax returns and working papers, as applicable, upon prior written request;

(xvii)	all rights in or under employee plans of the Sellers which are specifically set forth on a schedule to the APA to be provided by the Purchaser prior to the Auction and thereby designated as “Assumed Employee Plan” under the APA, if any;

(xviii)	all shares of capital stock or other equity interests in specified non-debtor subsidiaries of Sellers; and

(xix)	all rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements with employees and agents of any Seller or with third parties.

For purposes hereof, “Auction” means the auction undertaken pursuant to the Bidding Procedures Order, if any.

For the avoidance of doubt, the Purchased Assets shall include all claims and causes of action including but not limited to (a) any claims that could be asserted by third parties derivatively through any Seller and (b) any claims arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state-law equivalents and the proceeds of such actions.
Excluded Assets	The Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

	(i)	all books and records relating solely to any of the Excluded Assets or Excluded Liabilities (including information stored on the computer systems, data networks or servers of any Seller), the organizational documentation and stock and minute books of the Sellers, and any books and records or other documents that any Seller is prohibited by applicable law or contract from delivering to Purchaser (the “Excluded Books and Records”);

	(ii)	executory contracts and unexpired leases of the Sellers that are not Assigned Leases or Assigned Contracts;

	(iii)	any confidential personnel or other records to the extent pertaining to any current or former employee who is not a Transferred Employee;

	(iv)	all equipment and other assets and items that are (a) owned by third parties or (b) leased to any Seller or an affiliate thereof, or are not freely assignable, saleable and transferable to the Purchaser, in each case, pursuant to a contract or agreement that is not an Assigned Lease or an Assigned Contract;

	(v)	the Purchase Price and all rights that accrue or will accrue to the Sellers under (A) any of the documents with respect to the Sale and (B) any documents prepared or received by Sellers in connection with the Sale (including, without limitation, any privileged materials);

	(vi)	the Excluded Cash;

	(vii)	one or more bank accounts designated by Sellers that the Sellers shall retain in connection with the Excluded Cash, including the Wind-Down Amount and Wind-Down Activities, or to hold professional fees or other deposits;

	(viii)	all director and officer insurance policies (including any tail or runoff policy) and any other insurance policy (a) related solely to any Excluded Asset, (b) required to cover claims or expenses in the Chapter 11 Cases or (c) required to be retained by Sellers in connection with the wind-down of the Sellers’ bankruptcy estate following the Closing (the “Excluded Insurance Policies”) and, in each case, all rights and benefits of any nature of Sellers with respect thereto;

	(ix)	any employee benefit plan that is not an Assumed Employee Plan and all assets of any such employee benefits plan, or any trust or other funding vehicles with respect to any such employee benefit plan;

	(x)	all guarantees, representations, warranties and indemnities to the extent pertaining to any Excluded Asset or rights and defenses to the extent pertaining to any Excluded Liability;

	(xi)	all equity interests of the Sellers;

	(xii)	all rights to any software used in any computer equipment included in the Purchased Assets, to the extent not freely transferable to Purchaser; and

	(xiii)	all documents protected by any applicable privilege, including attorney-client or attorney work product privilege.

Assumed Liabilities/Excluded Liabilities	‘‘Assumed Liabilities” shall include the following:

	(i)	all liabilities of the Sellers relating to, or arising in respect of, the Purchased Assets arising out of or relating to (a) events, occurrences, acts or omissions occurring on or after the Closing Date or (b) the operation of the Sellers’ business or the Purchased Assets by Purchaser on or after the Closing Date;

	(ii)	all liabilities of the Sellers under any Assigned Leases and Assigned Contracts (collectively, the “Purchased Contracts”) to be paid or performed after the Closing Date, including, without limitation, amounts necessary to cure any defaults in connection with the assumption of any Purchased Contracts (collectively, the “Cure Costs”);

	(iii)	all liabilities incurred after the Closing Date relating to the employment or performance of services, termination of employment or services of any Transferred Employee or any liabilities arising under each Assumed Employee Plan after the Closing Date to the extent such liabilities related to the period after the Closing Date;

	(iv)	all liabilities with respect to transfer taxes arising in connection with the Sale (the “Transfer Taxes”);

	(v)	all tax liabilities that relate to the Purchased Assets for which any Seller is obligated attributable to a taxable period (or portion thereof) following the Closing Date;

	(vi)	any and all costs and expenses necessary in connection with providing “adequate assurance of future performance” with respect to the Purchased Contracts (as contemplated by section 365 of the Bankruptcy Code);

	(vii)	liabilities for all ordinary course administrative expenses, accounts payable and operating expenses, in each case, arising or incurred after the Closing Date; and

	(viii)	liabilities for ordinary course accounts payable incurred and unpaid as of the Closing Date but not payable until due after the Closing Date in an amount not to exceed $1,500,000;

	(ix)	liabilities for ordinary course payroll obligations incurred and unpaid as of the Closing Date but not payable until due after the Closing Date;

(x)	liabilities for other expenses and obligations incurred and unpaid prior to the Closing Date but not payable until due after the Closing Date in an amount not to exceed $260,000; and

(xi)	all liabilities agreed to be assumed by Purchaser or for which Purchaser agrees to be responsible pursuant to the APA.

All prepetition and post-petition liabilities of the Sellers, other than the Assumed Liabilities, including, without limitation, any liability arising out of a contract or lease that is not a Purchased Contract, shall be “Excluded Liabilities,” including, without limitation:

(i)	any liability of any Seller arising out of or relating to any Purchased Asset or the operation of the business on or prior to the Closing Date, other than Assumed Liabilities;

(ii)	any liability of any Seller to the extent arising from any Excluded Asset;

(iii)	all liabilities or indebtedness for borrowed money of the Sellers (including, without limitation, any indebtedness or accounts payable owing from any Seller to any affiliate of the Sellers);

(iv)	except for the Transfer Taxes and any other Assumed Liabilities, (a) all tax liabilities of the Sellers and (b) all tax liabilities relating to the Purchased Assets or Assumed Liabilities attributable to a taxable period (or portion thereof) ending on or before the Closing Date;

(v)	all employment-related liabilities of Sellers or of any of their predecessors, including, without limitation, all accrued and unpaid payroll (including service credit and accrued paid time off, whether earned pre- or post- Closing Date), payroll Taxes, severance, accrued vacation, workers’ compensation and other employee-related claims, and any claim under the WARN Act, with respect to COBRA liabilities, or with respect to any applicable state or local corollary thereto, and any other liabilities for any action resulting from Sellers’ employees’ separation of employment, other than those included as Assumed Liabilities;

(vi)	all liabilities of Sellers with respect to any terminated employees (or other individual who is a COBRA qualified beneficiary on account of the individual’s relation to an employee) with respect to COBRA, including any individual who becomes an “M&A qualified beneficiary’ (within the meaning of Sections 601, et. seq., of ERISA and Section 4980B of the IRC);

(vii)	all liabilities of Sellers or of any of their predecessors with respect to the termination of employment of the Sellers’ “insiders” (as such term is defined under the Bankruptcy Code);

(viii)	all liabilities arising under or relating to “employee benefit plans,” as defined in section 3(3) of ERISA, including any multiemployer plans as defined in section 3(37) of ERISA, and all other material employee benefit plans or arrangements (including all assets, trusts, insurance policies and administration service contracts related thereto);

(ix)	all liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers or of any of their predecessors in connection with the APA or the administration of the Chapter 11 Cases (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and all costs and expenses incurred in connection with (i) the negotiation execution and consummation of the transactions contemplated under the APA and each of the other documents delivered in connection herewith, (ii) the negotiation, execution and consummation of any cash collateral or debtor in possession financing arrangement, and (iii) the consummation of the transactions contemplated by the APA, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers or of any of their predecessors payable as a result of the consummation of the transactions contemplated by the APA and the documents delivered in connection herewith;

(x)	any outstanding and unpaid bonus, commission or incentive obligations in respect of any current or former employee, officer, director or other individual service provider of Seller;

(xi)	all liabilities relating to claims arising from or related to the rejection of a contract or lease pursuant to section 365 of the Bankruptcy Code;

(xii)	all liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, governmental authorities, or otherwise) involving, against, or affecting any Purchased Assets or Purchased Liabilities, the business, Sellers, any of their Affiliates or predecessors, or any assets or properties of Sellers or of any of their predecessors, in each case relating to, resulting from, caused by or arising out of the ownership, operation or control of the Sellers’ business to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date (except to the extent (and only to such extent that) such actions relate to an Assumed Liability);

(xiii)	all environmental liabilities relating to, resulting from, caused by or arising out of the ownership, operation or control of the Sellers’ business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date;

(xiv)	any liability (whether arising before, on or after the Closing Date) with respect to any employee or former employee of the Sellers who is not a Transferred Employee;

(xv)	except as set forth herein, all liabilities relating to claims for indemnification of any present or former officer, manager, employee, partner or member of any Seller whether arising under bylaws, certificates of formation or other formation documents, or contract in each case arising out of or relating to (a) events, occurrences, acts or omissions occurring or existing prior to the Closing Date or (b) the operation of the Sellers’ business or the Purchased Assets by Purchaser prior to the Closing Date; and

	(xvi)	all prepetition accounts payable of any Seller (except to the extent expressly assumed by Purchaser).
Bid Procedures	Purchaser shall serve as the stalking horse bidder for the Sale and will serve as a back-up bidder as and when required pursuant to the Bidding Procedures Order. The Sellers shall file a motion (the “Sale Motion”) seeking an order of the Bankruptcy Court approving procedures (the “Bidding Procedures”) governing the solicitation of bids for some, all, or substantially all of the assets of the Sellers and their respective affiliates (the “Bidding Procedures Order”) and, separately, approving the Sale (the “Sale Order”) consistent with the following, and which shall in all respects, be subject to the Milestones (as defined in the DIP Term Sheet):

	(i)	Bidder Requirements: A party must submit the following documents to be considered a “Qualified Bidder” and be allowed to participate in the bidding process and receive access to conduct due diligence:

		a.	an executed confidentiality agreement on terms reasonably acceptable to the Sellers and the Purchaser; and

		b.	evidence by a Qualified Bidder of its financial capacity to close a proposed transaction, which shall include financial statements, including current audited and unaudited financial information, or if the Qualified Bidder is an entity formed for the purpose of acquiring the Sellers' assets, current audited and unaudited financial statements or other financial information of the Qualified Bidder's equity holder or other financial backer, or such other form of financial disclosure and evidence acceptable to the Sellers and their advisors, demonstrating such Qualified Bidder's ability to close the proposed transaction, to finance going concern operations to the extent contemplated, and to provide adequate assurance of future performance to counterparties to any executory contracts and unexpired leases to be assigned.

	(i)	Bid Deadline: A Qualified Bidder must, no later than the date set by the Bankruptcy Court for doing so (the “Bid Deadline”), deliver a written and executed copy of the form of APA (the "Proposed APA"), including a redline showing any changes against such form, and other related Definitive Documents by which the Qualified Bidder offers to purchase all or any portion of the Sellers’ assets at a purchase price and upon the terms and conditions set forth therein and which provides, or otherwise complies with, the following items (such offer, a “Qualified Bid”):

		a.	constitutes a formal, binding and unconditional (except for those conditions expressly set forth in the applicable Proposed APA) proposal to acquire all or some portion of the assets of the Sellers and their affiliates and the consideration to be paid;

		b.	proposes a purchase price greater than the sum of (i) the Purchase Price proposed by the Purchaser, payable with cash sufficient to repay all DIP Obligations in full, and (ii) $500,000 and clearly sets forth the terms of the proposed transaction;

c.	agrees to serve as the backup bid (the “Backup Bid”) if the Qualified Bid is selected at the Auction as the next highest or otherwise next best bid after the successful bid (the “Successful Bid”);

d.	to the extent the Qualified Bid is not accompanied by evidence of the Qualified Bidder's capacity to consummate the transaction set forth in its Qualified Bid with cash on hand, each Bid must include evidence of committed financing that demonstrates that the Qualified Bidder has received sufficient, non-contingent financing to satisfy the Purchase Price and other obligations under the Qualified Bid, including providing adequate assurance of future performance under all Assigned Contracts. Such funding commitments or other financing acceptable to the Sellers must be unconditional and must not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Sellers;

e.	shall not be conditioned on a Qualified Bidder obtaining, or the sufficiency of, financing or any internal approval, or on the outcome or review of due diligence, which must be completed before the Bid Deadline, but may be subject to the accuracy at the closing of specified representations and warranties or the satisfaction at the closing of specified conditions;

f.	must fully disclose the identity of each entity that will be bidding or otherwise participating in connection with such Qualified Bid (including each equity holder or other financial backer of the Qualified Bidder if such Qualified Bidder is an entity formed for the purpose of consummating the proposed transaction contemplated by such Qualified Bid), and the complete terms of any such participation. Under no circumstances shall any undisclosed principals, equity holders, or financial backers be associated with any Qualified Bid. Each Qualified Bid must also include contact information for the specific person(s) and counsel the Seller's advisors should contact regarding such Bid;

g.	must contain evidence that the Qualified Bidder has obtained authorization or approval from its board of directors (or a comparable governing body acceptable to the Sellers) acceptable to the Sellers with respect to the submission of its Qualified Bid and the consummation of the Transactions contemplated in such Bid;

h.	must set forth any regulatory or third-party approval required for the Bidder to consummate the Sale, and the time period within which the Qualified Bidder expects to receive such regulatory and third-party approvals;

i.	must contain an express waiver, effective upon submission of the Bid, of any substantial contribution claims by the Qualified Bidder;

j.	must disclaim any right to receive a break-up fee, expense reimbursement, termination fee, or any other similar form of compensation. For the avoidance of doubt, no Qualified Bidder will be permitted to request, or be granted by the Sellers, at any time, whether as part of the Auction or otherwise, a break-up fee, expense reimbursement, termination fee, substantial contribution, or any other similar form of compensation, and by submitting a Qualified Bid any Qualified Bidder is waiving any assertion or request for reimbursement on any basis, including under Section 503(b) of the Bankruptcy Code;

k.	must include a statement or evidence reflecting (i) that the Qualified Bidder is prepared to consummate the transaction upon entry of the Sale Order and consummation shall not be contingent on obtaining requisite government, regulatory, or other third-party approvals, (ii) that the Qualified Bidder has made or will make as soon as reasonably practicable all necessary filings with respect to any regulatory, antitrust and other laws and pay the fees associated therewith (if any); and (iii) the Qualified Bidder’s plan and ability to obtain all requisite governmental, regulatory, or other third-party approvals (if any);

l.	must identify any and all executory contracts and unexpired leases of the Sellers that the Qualified Bidder wishes to be assigned pursuant to a Sale. A Qualified Bid must specify that such Qualified Bidder will be responsible for any cure costs associated with such assumption;

m.	must detail the treatment of the employees of the Sellers;

n.	must provide that the Sellers have the right to pursue all available damages in the event of the Qualified Bidder’s breach of, or failure to perform under, the APA;

o.	must submit to the exclusive jurisdiction of the Bankruptcy Court and waive any right to a jury trial in connection with any disputes relating to Sellers' qualification of Bids, the Auction, the construction and enforcement of these Bid Procedures, the Definitive Documents, and the closing of the sale, as applicable;

p.	must provide for the payment, in full, in cash, of the DIP Obligations;

q.	remains irrevocable until the later of (i) the applicable outside date for consummation of sale or (ii) until the earlier of (x) the first business day after the closing of a sale with the Successful Bid and (y) 60 days after the sale hearing;

r.	is accompanied by a good faith cash deposit in the amount of 10% of the proposed purchase price (a “Good Faith Deposit”); and

		s.	such other information as may be reasonably requested by the Sellers.

	(ii)	Credit Bidding: The Purchaser shall be considered a Qualified Bidder and shall not be required to provide a Good Faith Deposit. The Purchaser may participate in the Auction and may, pursuant to section 363(k) of the Bankruptcy Code, credit bid the DIP Loans and Super Priority Notes Obligations to acquire the Purchased Assets, which credit bid shall be deemed a Qualified Bid. The Sellers shall not seek to prohibit the Purchaser from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code.

	(iii)	Due Diligence: The Bidding Procedures shall permit all Qualified Bidders to participate in the diligence process through and including the Bid Deadline, subject to customary exceptions and for any antitrust and other applicable law considerations.

	(iv)	Sale Objection Deadline: The deadline for filing an objection to the Sale shall be no later than 14 days after the filing and service of the sale notice, which shall be filed no later than one (1) business day after entry of the Bidding Procedures Order (and in any event no later than five (5) days prior to the Auction).

	(v)	Auction: If more than one Qualified Bid is received by the Bid Deadline, then the Sellers shall conduct an Auction no later than 55 days after the Petition Date.

	(vi)	Post-Auction Objection Deadline: If there is an auction, the deadline for any objection to the conduct of the auction, the particular terms of the proposed Sale in a Successful Bid, and/or the ability of the Successful Bidder to provide adequate assurance with respect to any assigned contracts shall be no later than 2 days before the sale hearing. If a timely objection is filed and not withdrawn or resolved, then such objection will be considered at the sale hearing.

	(vii)	Sale Order: The Bankruptcy Court shall have entered the Sale Order no later than 75 days after the Petition Date.

The Sale Motion, Bidding Procedures and Sale Order shall be in a form and substance acceptable to the Purchaser and the Sellers.

The Sale shall remain subject to higher or otherwise better offers that may be obtained by Sellers.

Notwithstanding anything to the contrary herein, a Bid may be in the form of a plan of reorganization (a “Restructuring Transaction”), it being understood that the Sellers reserve the right to modify these procedures, including without limitation, the Qualified Bid requirements, as necessary or appropriate to accommodate the submission and the Sellers' consideration of one or more Bids in the form of a Restructuring Transaction; provided that in order for a Bid in the form of a Restructuring Transaction to constitute a Qualified Bid, such Bid must be capable of satisfying the requirements of Section 1129 of the Bankruptcy Code and being consummated, as determined by the Sellers.
Milestones	The Sellers shall run a sale process under section 363 of the Bankruptcy Code in accordance with the Milestones (as defined in the DIP Term Sheet).

Closing Conditions	The respective obligations of the Sellers and Purchaser to consummate the Sale (the “Closing”, and the date of the Closing, the “Closing Date”) shall be subject to the satisfaction at or prior to the Closing Date of customary conditions, including, without limitation, the following conditions:

	(i)	no temporary restraining order, preliminary or permanent injunction or other order issued by a governmental authority preventing consummation of the Sale shall be in effect;

	(ii)	no law shall be in effect which prohibits the transactions contemplated by the Sale;

	(iii)	the Bankruptcy Court shall have entered the final order approving the DIP Facility;

	(iv)	no breach of Sellers’ or Purchaser’s covenants under the APA and accuracy of Sellers’ and Purchaser’s representations and warranties as of the Closing Date that would not reasonably be expected to have a material adverse change (as customarily defined, which definition shall expressly exclude effects related to the bankruptcy cases and Sellers’ financial distress);

	(v)	no material adverse change (as customarily defined) shall have occurred;

	(vi)	the APA shall continue to remain in full force and effect;

	(vii)	the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, in form and substance reasonably acceptable to the Purchaser and the Sellers; and

	(viii)	to the extent necessary to facilitate the transactions contemplated hereby, including, without limitation, the purchase and sale of all Purchased Assets, the parties shall enter into a transition services agreement, or other similar agreement in form and substance acceptable to Sellers and the Purchaser.
Termination	The APA will contain customary termination provisions, including but not limited to termination:

	(i)	by the mutual written consent of the Sellers and the Purchaser;

	(ii)	by the Purchaser if the Closing Date has not occurred within 90 days of the Petition Date;

	(iii)	by the Sellers or the Purchaser, if there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or if any governmental authority, including, without limitation, any regulatory authority or court of competent jurisdiction, issues any final, non-appealable ruling or order that (a) enjoins the consummation of the Sale and (b) remains in effect for five (5) business days after notice of such law or order has been received by the Sellers and the Purchaser;

	(iv)	by Sellers or the Purchaser if the Bankruptcy Court enters an order approving a transaction that represents an alternative to the transactions contemplated herein and Sellers consummate such transaction;

(v)	by the Purchaser, if any Seller has breached the APA in a manner that causes Purchaser’s condition to closing set forth in clause (iv) under Section “Closing Conditions” above (with respect to Sellers’ representations and covenants) not to be satisfied and such breach is not cured following twenty (20) business days’ notice thereof;

(vi)	by the Sellers, if the Purchaser has breached the APA in a manner that causes Sellers’ condition to closing set forth in clause (iv) under Section “Closing Conditions” above (with respect to Purchaser’s representations and covenants) not to be satisfied and such breach is not cured following twenty (20) business days’ notice thereof;

(vii)	by the Purchaser, upon a termination of the DIP Facility or upon a modification of the Interim Order or Final Order in any material respect without the consent of the Initial DIP Lender;

(viii)	by the Purchaser or Sellers, if the Bankruptcy Court enters a final, non-appealable order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in the APA;

(ix)	by Purchaser, if there is an Event of Default as defined in the DIP Credit Agreement, the DIP Facility is accelerated and the DIP Commitment (defined in the DIP Credit Agreement) is terminated;

(x)	by Purchaser if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is (x) amended, modified or supplemented in an adverse way without Purchaser's prior written consent or (y) voided, reversed or vacated or is subject to a stay, or (B) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented in an adverse way without Purchaser's prior written consent or (y) voided, reversed or vacated or is subject to a stay;

(xi)	by Purchaser, if, prior to the Closing, the Bankruptcy Case are dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code;

(xii)	by the Purchaser, if for any reason the Purchaser is not permitted by the Bankruptcy Court, pursuant to section 363(k) of the Bankruptcy Code, to credit bid the DIP Loans and/or the Super Priority Notes Obligations in payment of all or any portion of the Credit Bid Amount; and

(xiii)	by the Sellers, if the board of directors of the Company determines in good faith that proceeding with the transaction contemplated by the APA would (i) violate law or (ii) be inconsistent with their fiduciary obligations under law.

Expense Reimbursement	In the event the Bankruptcy Court enters an order approving a transaction that represents an alternative to the transactions contemplated in the APA and Sellers consummate such transaction, the APA shall provide for reimbursement of Purchaser's costs and expenses, including internal and external professional fees in an amount up to $750,000.
Releases	The APA shall contain, subject to Closing, a customary mutual release between and among the Sellers, the Purchaser, the Initial DIP Lender, the Super Priority Notes Secured Parties, and all other current directors and officers of the Sellers, of all claims and obligations of such parties with respect to one another.

Confidentiality	Prior to the filing of the Sale Motion, the APA and all communications and information regarding the Sale contemplated herein, including, without limitation, the identity of the Purchaser, the existence, structure, terms, conditions and provisions proposed or discussed are provided for the sole and exclusive benefit of the Sellers, and, except as expressly consented to by the Purchaser in writing or as may be required or requested by any governmental authority, required by applicable law, including an order by a court of competent jurisdiction, may not be disclosed to or shared with any person or entity other than the Sellers and their boards of managers (or similar governing body) and the Sellers’ officers, managers, employees, accountants, attorneys, advisors and other representatives that are involved in the Chapter 11 Cases or the Sale on a “need to know” basis and are advised of the confidential nature of the information.

Representations and Warranties	The parties will make the following representations and warranties:
	(i)	The Sellers and the Purchaser shall make customary representations and warranties in the context of a section 363 credit bid transaction;
	(ii)	The Sellers shall make customary representations and warranties covering the development, manufacturing and commercialization of medical diagnostic products and related pipeline assets with FDA approved commercialized products and related pipeline assets, including as to intellectual property, patent and patent applications, trade secrets, know-how and regulatory approvals and registrations; and
	(iii)	The Sellers shall make a representation and warranty that the Purchased Assets constitute all of the properties, assets, claims and interests of every nature and kind whatsoever used in or held for use in the conduct of the business or otherwise necessary for Purchaser to conduct and operate the business immediately after the Closing in substantially the same manner as conducted by the Sellers and their subsidiaries before the Closing (other than the Excluded Assets);
it being understood that such representations and warranties, to the extent not explicitly stated otherwise in the APA, shall not survive the Closing Date.

Pre-Closing Covenants

Sellers will make customary negative and operating covenants in the context of section 363 credit bid transactions, including, without limitation, covenants concerning: (i) conduct of the Sellers’ business prior to Closing; (ii) provision of financial and operating data, and access to the personnel, facilities, books, contracts and records of the Sellers and their respective subsidiaries prior to Closing; (iii) commercially reasonable efforts to obtain approval of the Bidding Procedures and the Sale Motion and other case management undertakings; and (iv) such other covenants as Purchaser may reasonably request.

The Sellers and the Purchaser shall use commercially reasonable efforts to obtain the necessary consents and authorizations from any third-party to consummate the Sale.

The Purchaser shall agree to provide covenants related to (i) cooperation with Sellers’ Wind-Down Activities including, without limitation, providing access to books, records, properties and employees for purposes of preparing tax returns or otherwise administering claims, providing access to certain transferred intellectual property and IT assets, and providing ongoing services from one or more former employees, including one or more individuals as may be required to review and sign historical tax returns and (ii) such other covenants as the Purchaser and the Sellers may agree upon in the Definitive Documents.

Additional Covenants	The Sellers shall make customary covenants relating to the assignment to Purchaser of all intellectual property, patent and patent applications, trade secrets, know-how and regulatory approvals and registrations used in the conduct of the business by the Sellers.
Tax Treatment

The Sellers and Purchaser agree to cooperate in good faith to structure the APA and related transactions in a tax efficient manner for all parties.

In the event that the sale of assets is pursuant to a credit bid by the Initial DIP Lender, the parties shall use best efforts to ensure that the Sale is consummated in a tax efficient manner, including considering all steps necessary to structure the transaction to qualify as a tax reorganization under IRC Section 368(a)(1)(G).

Regulatory Approvals	The Sellers and the Purchaser will agree to cooperate regarding all consents and other authorizations required to be obtained from, or any filings required to be made with, any governmental authority that are necessary to consummate the transactions contemplated herein, including, without limitation, HSR or other antitrust approvals, if any.
Employee Matters

Prior to the Auction, the Purchaser shall deliver a list of all of the Sellers’ active employees to whom the Purchaser intends to offer employment effective as of the Closing Date in its sole and absolute discretion and on such terms and conditions as the Purchaser may determine in its sole and absolute discretion, which employees shall become employees of the Purchaser to the extent such employees accept the Purchaser’s employment offer (the “Transferred Employees”). The Purchaser shall have no liability for any pay, benefits, severance, or similar claims and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, any withdrawal liability) or any local, state or federal law, rule or regulation (including, the WARN Act) of any Transferred Employees earned or accrued or arising on or prior to the Closing Date.

From and after the Closing Date, the Sellers shall retain and be solely responsible for all obligations and liabilities with respect to the employment and services of all employees and independent contractors of the Sellers on or prior to the Closing Date.

Definitive Documents and Due Diligence

An asset purchase agreement (“APA”) and such other definitive documents for the acquisition of the Purchased Assets and assumption of the Assumed Liabilities as the Sellers and the Purchaser mutually agree upon (collectively, the “Definitive Documents”) shall memorialize this Stalking Horse Term Sheet and contain such representations, warranties, covenants and releases as set forth herein or as otherwise may be acceptable to the Sellers and the Purchaser. The signing of the Definitive Documents will be subject to, among other things, the negotiation by the Sellers and the Purchaser of acceptable terms and conditions for the Definitive Documents as well as additional legal, accounting, financial, tax, business and regulatory due diligence. In the event of any inconsistency between this Stalking Horse Term Sheet and any Definitive Documents, the Definitive Documents shall govern.

The Sellers and Purchaser shall have executed the APA no later than 20 calendar days from the Petition Date.

Unexpired Leases and Executory Contracts

The Sellers' contracts and leases shall, to the extent designated by the Purchaser, be assumed and assigned. Sellers shall not reject any contract or lease without the prior written consent of the Purchaser.

The Purchaser may revise the APA to add or remove any Assigned Lease or Assigned Contract with no effect on the Purchase Price at any time prior to the date that is one (1) business day prior to the Closing (the "Designation Deadline"). In the event that Purchaser seeks to add an Assigned Lease or Assigned Contract, the Sellers shall provide notice of the Assigned Lease or Assigned Contract within two (2) business days of receiving notice from the Purchaser and shall provide the third party with five (5) business days’ notice to object to such assignment; provided that Purchaser shall provide to Sellers an initial list of Assigned Leases and Assigned Contracts at least three (3) days prior to the Auction.

Authorization to Credit Bid	Notwithstanding anything else herein, the Stalking Horse Bidder, with respect to its outstanding principal amount of the Super Priority Notes Obligations and the DIP Obligations shall have provided authorization to the Super Priority Notes Trustee (as defined in the DIP Term Sheet), respectively, before submitting a credit bid under section 363(k) of the Bankruptcy Code on behalf of the Initial DIP Lender and Super Priority Noteholders. Purchaser and the Super Priority Notes Trustee shall provide evidence of such authorization upon the request of Sellers.
Governing Law	State of New York, except as governed by the Bankruptcy Code.

SELLERS:

Accelerate Diagnostics, Inc. Accelerate Diagnostics Texas, LLC

By:	/s/ Jack Phillips
Name: Jack Phillips
Title: President and Chief Executive Officer

Indaba Capital Fund, L.P.

By: Indaba Capital Management, L.P., its Investment Manager

By:	/s/ Eduard Sent
Name: Eduard Sent
Title: Partner